Exhibit 2.2

CERTIFICATE OF CONVERSION

OF

TGPX HOLDINGS I LLC,

A DELAWARE LIMITED LIABILITY COMPANY

TO

TRAEGER, INC.,

A DELAWARE CORPORATION

This Certificate of Conversion to Corporation, dated as of July [ 🌑 ], 2021 is being duly executed and filed by TGPX Holdings I LLC, a Delaware limited liability company (the “Company”), to convert TGPX Holdings I LLC to Traeger, Inc., a Delaware corporation (the “Corporation”), under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) and the General Corporation Law of the State of Delaware (8 Del. C. § 101, et seq.).

1.	The jurisdiction in which the Company was first formed is Delaware.

2.	The jurisdiction of the Company immediately prior to filing this Certificate of Conversion from a limited liability company to a corporation (this “Certificate”) was Delaware.

3.	The Company filed its original certificate of formation with the Secretary of State of the State of Delaware and was first formed on August 23, 2017 in the State of Delaware.

4.	The name and type of entity of the Company immediately prior to the filing of this Certificate was TGPX Holdings I LLC, a Delaware limited liability company.

5.

The name of the Corporation as set forth in the certificate of incorporation of the corporation filed in accordance with Section 265(b) of the General Corporation Law of the State of Delaware is Traeger, Inc.

6.

The conversion of the Company to the Corporation shall be effective upon the filing of this Certificate of Conversion to Corporation and a certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion from a Limited Liability Company to a Corporation dated as of July [ 🌑 ], 2021.

TGPX HOLDINGS I LLC

By:

Name: Jeremy Andrus Title: Chief Executive Officer